Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ROCKET LAB USA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	457(c) and (h)	22,552,400(2)	$6.86(3)	$154,709,464	0.0000927	$14,341.57

Equity	Common Stock, $0.0001 par value per share	457(c) and (h)	4,510,480(4)	$6.86(3)	$30,941,892.80	0.0000927	$2,868.31

Total Offering Amounts					$185,651,356.80		$17,209.88

Total Fees Previously Paid							—

Total Fee Offsets(5)							—

Net Fee Due							$17,209.88

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Rocket Lab USA, Inc. (the “Registrant”) 2021 Stock Option and Incentive Plan (the “Equity Incentive Plan”) and the Rocket Lab USA, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock, par value $0.0001 per share (the “Common Stock”).

(2)

The Equity Incentive Plan provides that an additional number of shares of Common Stock will automatically be added to the shares authorized for issuance under the Equity Incentive Plan on January 1 of each year (beginning January 1, 2022). The number of shares added each year will be equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31 or (ii) such amount as determined by the Compensation Committee of the Registrant’s Board of Directors (the “Compensation Committee”). The 22,552,400 shares of Common Stock registered hereunder were authorized as of January 1, 2022 pursuant to the annual increase provisions described above. Shares available for issuance under the Equity Incentive Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2021 (File No. 333-260671).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $6.86, the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on May 4, 2022 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).

(4)

The ESPP provides that an additional number of shares of Common Stock will automatically be added to the shares authorized for issuance under the ESPP on January 1 of each year (beginning on January 1, 2022). The number of shares added each year will be equal to the lesser of: (i) 1% of the outstanding shares on the immediately preceding December 31, (ii) 9,980,000 shares of common stock, or (iii) such amount as determined by the Compensation Committee. The 4,510,480 shares of common stock registered hereunder were authorized as of January 1, 2022 pursuant to the annual increase provisions described above. Shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on November 1, 2021 (File No. 333-260671).

(5)	The Registrant does not have any fee offsets.